BROADBAND CAPITAL MANAGEMENT

June 19, 2008

Mr. Zhu Jian Hua, Chairman
Danyang Lihua Electron Co., Ltd.
Five Stars, Houxiang, Danyang , Jiangsu , China

RE: Private Placement of Securities

Dear Mr Zhu:

This letter confirms the exclusive placement agent agreement (the "**Agreement**") between Broadband Capital LLC ("**Broadband**") and **DAN YANG LI HUA** (together with its affiliates, subsidiaries, any special purpose vehicles used to facilitate the reverse merger/PPE transaction (the "Placement") and a to be-identified US public shell company that will become the surviving entity in a reverse merger transaction) hereafter referred as "**LI HUA**", the "**Company**" or "**YOU**" as follows:

1. **Exclusivity; Relationship of Parties**. Subject to (1) Broadband securing firm commitments of no less than $5 million to subscribe for the Securities at terms satisfactory to the Company on or before December 31, 2008 and (2) the provisions of Section 8 hereof, Broadband shall remain the exclusive Placement Agent for a period beginning on the date hereof and ending on the date of termination of this agreement (the "**Engagement Period**"), which Engagement Period may be extended by mutual written agreement between Broadband and the Company. Broadband, in performing such services hereunder, shall at all times be an independent contractor.

2. **Scope of Work**. Broadband shall act as the Company's financial advisor and investment banker to provide general financial advisory and investment banking services In such capacity, Broadband shall provide:

A. **Consulting Services**. As requested from time to time by the Company, Broadband shall provide financial consulting services and advice to the Company pertaining to the Company's business affairs. Without limiting the foregoing, Broadband will assist the Company in developing, studying and evaluating a financing plan, strategic and financial alternatives and will assist in negotiations and discussions pertaining thereto. Additionally, Broadband will assist the Company in preparing presentation materials describing the Company, its operations, its historical performance and future prospects.

B. **Introductions to Sell Side Analysts**. Broadband shall schedule and attend meetings with sell side analysts for the purpose of increasing the visibility of the Company to the US public marketplace.

C. **Introductions to Investors**. Broadband shall introduce potential new investors to the Company and shall arrange for "non-deal roadshow" meetings with potential new investors, with typically 4-5 meetings per day. Broadband will attend and follow up with meetings organized by Broadband (although Broadband makes no guarantee regarding any introduction to any financing source).

D. Broadband agrees to use its best efforts to make itself available to the Company's officers, at such mutually agreed upon place and time during normal business hours for reasonable periods of time for the purpose of advising and assisting the Company in preparing reports, summaries, corporate and/or transaction profiles, due diligence packages and/or other material and documentation as shall be necessary, in the opinion of Broadband, to properly present the Company as an investment opportunity to Candidates. Such availability will be subject to reasonable advance notice and mutually convenient scheduling. In addition, Broadband shall make its Investment Banking personnel available for telephone conferences with the Company's principal financial

sales and/or operating officers during normal business hours upon reasonable advance notice and mutually agreed upon dates and times to assist with, and evaluate proposals and participate in negotiations with Candidates.

3. Compensation. Reimbursable expenses shall not exceed $400,000 ("**Expense Cap**"). The Expense Cap will cover all Broadband expenses relating to the Placement, including road show expenses; travel and other related expenses as well as the legal fees incurred by Broadband. Broadband's legal fees shall include all fees and expenses, including legal fees for Broadband's counsel, associated with any Rule 2710 compensation review by the National Association of Securities Dealers, Inc. undertaken in connection with the Placement or any subsequent public registration of the securities which are the subject of the Placement.

The Company will pay Broadband, at closing, a cash fee of 6.5% of gross proceeds of funds raised under $20MM, and 6% of cash proceeds of funds raised over $20MM.

In addition, at closing the Company will issue cashless warrants to Broadband equal to:

1) 103,000 for funds raised under $20MM with a strike price equal to the share price of the offering.

2) 8% of the number of shares sold in the financing for funds raised over $20MM with a strike price equal to a 20% premium to the share price of the offering.

Warrants will have a maturity of five years. The Company will cooperate with Broadband to allow Broadband to be able to sell its shares or warrants, including registering the shares and warrants if requested to do so by Broadband. The shares underlying the warrants shall have piggy-back registration rights, subject to customary exclusions.

4. Term and Termination. The Company or Broadband may terminate this Agreement, with or without cause, upon ten days' written notice to the other party; *provided, however,* no such notice may be given by you prior to September 5, 2009; *provided further,* that this agreement will automatically terminate on March 5, 2010; *provided, however,* that: (a) any termination or completion of Broadband's engagement hereunder shall not affect the Company's obligation to indemnify Broadband as provided in the Indemnification Provisions (b) any termination by the Company of Broadband's engagement hereunder shall not affect the Company's obligation to pay fees as provided for herein with respect to any party listed in the attached Schedule B and confirmed acceptance by the Company in writing a "Broadband Qualified Investor"; and (c) any termination by Broadband of Broadband's engagement hereunder shall not affect the Company's obligation to pay fees and reimburse the expenses accruing prior to such termination to the extent provided for herein.

For a period of nine months following the termination of this agreement, if any Broadband Qualified Investor consummates a transaction with the Company, Broadband shall receive payments pursuant to the Section 3 of this agreement as if the transaction occurred during the term of this Agreement.

5. Certain Placement Procedures. The Company and Broadband each represents to the other that it has not taken, and the Company and Broadband each agrees with the other that it will not take any action, directly or indirectly, so as to cause the Placement to fail to be entitled to rely upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the "Act"). In effecting the Placement, the Company and Broadband each agree to comply in all material respects with applicable provisions of the Act and any regulations thereunder and any applicable state laws and requirements. The Company agrees that any representations and warranties made by it to any investor in the Placement shall be deemed also to be made to Broadband for its benefit. The Company agrees that it shall cause any opinion of its counsel delivered to any

investors in the Placement also to be addressed and delivered to Broadband

6. **Indemnification.** The Company agrees to indemnify Broadband in accordance with the indemnification and other provisions attached to this Agreement as Exhibit A (the "**Indemnification Provisions**"), which provisions are incorporated herein by reference and shall survive the termination or expiration of this Agreement.

7. **Information.** In connection with Broadband's activities hereunder, the Company will furnish Broadband with all material and information regarding the business and financial condition of the Company (the "**Information**"), and with a private placement memorandum with respect to the Company and the Placement (such memorandum in the form authorized by the Company, including any exhibits, amendments or supplements thereto, being the "**Private Placement Materials**"). The Private Placement Materials will be in a form customary for transactions of this nature and acceptable to Broadband and its counsel. The Company represents and warrants that all Information and Private Placement Materials, including, but not limited to, the Company's financial statements, will be complete and correct in all material repects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading. The Company confirms that Broadband is authorized as the Company's exclusive placement agent to transmit to any prospective investor a copy or copies of the Private Placement Materials. The Company acknowledges that Broadband does not assume responsibility for the accuracy or completeness of the Information or the Private Placement Materials and retains the right to continue to perform due diligence on the Company and its officers and directors. . Broadband agrees to keep the Information confidential and will not make use thereof, except in connection with services hereunder for the Company, unless; (i) disclosure is required by law or requested by any government, regulatory or self-regulatory agency or body; (ii) any Information is or becomes generally available to the public; or (iii) any Information was or becomes available to Broadband on a non-confidential basis from a source other than the Company or any of its representatives

8. **Governing Law; Venue**. This Agreement and all controversies arising from and relating to performance under this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to such state's rules concerning conflicts of laws. Each of Broadband and the Company: (i) agrees that any legal suit, action or proceeding arising out of or relating to this engagement letter and/or the transactions contemplated hereby shall be instituted only in either New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection which it may have or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consents to the jurisdiction of the New York Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of Broadband and the Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service of process pursuant to the laws of the State of New York shall be deemed in every respect effective service of process upon the Company or Broadband, as the case may be. Notwithstanding any provision of this engagement letter to the contrary, the Company agrees that neither Broadband nor its affiliates, and the respective officers, directors, employees, agents and representatives of Broadband, its affiliates and each other person, if any, controlling Broadband or any of its affiliates, shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement and transaction described herein except for liability imposed by applicable law in connection with their actions/omissions as placement agent for the Placement.

9. **Entire Agreement; Amendments; Headings**. This Agreement, including the exhibits hereto, constitutes the entire understanding of the parties with respect to the subject matter hereof and supercedes any prior oral or written agreements or understandings of the parties. This Agreement may not be modified or

amended except in writing duly executed by the parties hereto. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not part of this Agreement.

10. **Nondisclosure of Confidential Information**. Broadband and the Company mutually agree that they will not disclose any confidential information received from the other party to others except with the written permission of the other party or as such disclosure may be required by law.

11. **Successors and Assigns.** The benefits of this Agreement shall inure to the parities hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, neither Broadband nor the Company shall assign to an unaffiliated third party any of its obligations hereunder.

12. **Counterparts.** For the convenience of the parties, this Agreement may be executed in any number of counterparts, each of which shall be, and shall be deemed to be, an original instrument, but all of which taken together shall constitute one and the same Agreement. Such counterparts may be delivered by one party to the other by facsimile or other electronic transmission, and such counterparts shall be valid for all purposes.

If the terms of our engagement as set forth in this letter are satisfactory to you, please sign and date the enclosed copy of this letter and submit it back to us. The Company's signature below shall constitute its agreement to the terms hereof.

Very truly yours,

Broadband Capital Management LLC

By: ______________________
Name: Michael Rapp
Title: Chairman

ACCEPTED AND AGREED TO: as of the date hereof: 24.06, 2008.

Danyang Lihua Electron Co., Ltd.

By: ______________________

Exhibit A

INDEMNIFICATION PROVISIONS

Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached.

The Company agrees to indemnify and hold harmless Broadband and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, "**Losses**"), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, Broadband's acting for the Company, including, without limitation, any act or omission by Broadband in connection with its acceptance of or the performance or non-performance of its obligations under the Agreement between the Company and Broadband to which these indemnification provisions are attached and form a part, any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement (or in any instrument, document or agreement relating thereto, including any agency agreement), or the enforcement by Broadband of its rights under the Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Broadband by the Company or for any other reason, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party's gross negligence or willful misconduct.

These Indemnification Provisions shall extend to the following persons (collectively, the "**Indemnified Parties**"): Broadband, its present and former affiliated entities, managers, members, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them. These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; *provided, however*, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder, except insofar as Company shall have been materially prejudiced by such delay. Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the fees, expenses and disbursements of such counsel shall borne by the Company. Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and Company counsel. The Indemnified Parties shall cooperate with Company in any defense, except such matters in respect of which the Indemnified Parties counsel shall advise the Indemnified Parties that such cooperation would impair a defense available to the Indemnified Parties that is unavailable to Company. The Company shall be liable for any settlement of any claim against any Indemnified Party made with the

Company's written consent. The Company shall not, without the prior written consent of Broadband, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent: (i) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal admission by or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject: (i) in accordance with the relative benefits received by the Company and its stockholders, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation. The relative benefits received (or anticipated to be received) by the Company and it stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Agreement relates relative to the amount of fees actually received by Broadband in connection with such transaction or transactions. Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by Broadband pursuant to the Agreement.

Neither termination nor completion of the Agreement shall affect these Indemnification Provisions which shall remain operative and in full force and effect. The Indemnification Provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.